UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
September 4, 2013 (September 1, 2013)

DIVERSICARE HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective September 1, 2013, Diversicare Healthcare Services, Inc. ("Diversicare") entered into an agreement with Omega Healthcare Investors, Inc. (NYSE: OHI) ("Omega") to terminate its lease with respect to eleven nursing facilities located in Arkansas and concurrently entered into operation transfer agreements to transfer the operations of each of those eleven facilities to an operator selected by Omega. As part of the transaction, Diversicare also entered into an agreement whereby Diversicare deposited $400,000 with Omega and Omega agreed to provide an additional $300,000 to fund certain approved repairs and capital expenditures as defined in the agreement with respect to these eleven facilities. Upon the completion of the transaction, Diversicare no longer operates any skilled nursing centers in the State of Arkansas.

In connection with the closing of this transaction, effective September 1, 2013, Diversicare and Omega entered into the Thirteenth Amendment to Consolidated Amended and Restated Master Lease ("Amendment No. 13") to amend the Consolidated Amended and Restated Master Lease ("Master Lease") most recently amended on January 22, 2013. Amendment No. 13 effectively modifies the terms of the Master Lease to terminate the terms surrounding the eleven nursing facilities in Arkansas (and only as to those eleven facilities) and effectively reduces the annual rent payable under the Master Lease by $5,000,000.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective September 1, 2013, Diversicare Healthcare Services, Inc. ("Diversicare") finalized an agreement with Omega Healthcare Investors, Inc. (NYSE: OHI) ("Omega") to terminate its lease with respect only to eleven nursing facilities located in Arkansas and to concurrently transfer operations to an operator selected by Omega. The completion of this transaction represents disposal of all of Diversicare's operations in the state of Arkansas. As a result of the full disposition of Arkansas operations effective September 1, 2013, the financial results of the Arkansas operations will be retroactively restated for all periods presented as discontinued operations.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Number    Exhibit

99.1        Press release dated September 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVERSICARE HEALTHCARE SERVICES, INC.

By:    /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    September 4, 2013

EXHIBIT INDEX

No.	Exhibit
Exhibit 99.1	Press release dated September 3, 2013.